Exhibit (d)(vi)

Executed

Confidential

Thoma Bravo Discover Fund V, L.P.
One Market Plaza

Spear Tower

Suite 2400

San Francisco, CA 94105

August 13, 2026

ACP Insurance Management, LLC

ACP Accelerant Holdings, L.P.

400 Hamilton Avenue, Suite 230

Palo Alto, CA 94301

Re:         Project Cherry Tree / Aftershock Regulatory Matters

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the agreement among ACP Insurance Management, LLC and ACP Accelerant Holdings, L.P. (together with its affiliated investment funds and affiliated co-investment vehicles investing in Parent in connection with the Closing, “Altamont”), Thoma Bravo Discover Fund V, L.P. (together with their affiliated investment funds and affiliated co-investment vehicles investing in Parent in connection with the Closing, “Thoma Bravo”), and Cherry Tree BidCo , a Cayman Islands exempted company (“Parent”), regarding certain obligations of Altamont in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Cherry Tree Merger Sub, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Accelerant Holdings, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.	Regulatory Cooperation. Section 5.8(a), Section 5.8(c), Section 5.8(d), Section 5.8(e), Section 5.8(f), Section 5.8(g), Section 5.8(h) and Section 5.8(j) (in respect of Section 5.8(j), an “Altamont Burdensome Condition”) of the Merger Agreement shall apply to (a) the filings listed in Section 6.1(c)(iii)(b) of the Company Disclosure Schedule (the “Altamont Parent Filings”) and the (b) filings and notifications under Antitrust Laws and Foreign Investment Laws specified in Section 6.1(c)(ii) of the Company Disclosure Letter, in each case of clause (a) and (b), in respect of which Altamont or any of its Affiliates is, or is required by applicable Law to be, a notifying party or filing person (the “Altamont Antitrust Filings” and, together with the Altamont Parent Filings, the “Altamont Filings”), mutatis mutandis, as if Altamont were Parent under the Merger Agreement (and all references to the parties to the Merger Agreement shall reference the parties hereto) and as if Altamont were Sponsor under Section 5.8(j) of the Merger Agreement, unless, until and solely to the extent, with respect to an Altamont Parent Filing, the parties hereto mutually agree that such Altamont Parent Filing is not legally required to effectuate the Transactions. Notwithstanding the foregoing, for purposes of the definition of Burdensome Condition in Section 5.8(j) of the Merger Agreement, such definition shall apply to Altamont, mutatis mutandis, as if Altamont were Parent under the Merger Agreement except (x) in the case of prong (iv) of the definition of Burdensome Condition (which, by its terms, applies to Altamont) and (y) all other prongs of the definition of Burdensome Condition, for which Altamont shall be deemed to be Parent solely for purposes of determining the applicable Affiliates to be taken into consideration thereunder.

August 13, 2026

2.	Deadline. Altamont shall make, or cause to be made, the Altamont Parent Filings as soon as practicable and in any event within sixty (60) days of the date hereof.

3.	Actions of Parent. Altamont shall indemnify and hold Parent harmless for any losses incurred by Parent or Merger Sub under the Merger Agreement to the extent arising out of or relating to the breach of its obligations under this Agreement.

4.	Representations. Each party hereby represents and warrants to the other parties hereto that (a) it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part, (c) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and general principles of equity, and (d) all governmental consents and approvals necessary for the execution, delivery and performance of this Agreement have been obtained or will be obtained in accordance with the Merger Agreement.

5.	Miscellaneous.

(a)	This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Altamont, Thoma Bravo, Parent, the Company or Merger Sub in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing in this paragraph 5(a) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) (the “Chosen Courts”) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

August 13, 2026

(b)	EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(B).

(c)	The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto acknowledge and agree that, (i) at any time prior to the valid termination of this Agreement in accordance with its terms, the parties hereto shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at law or in equity, and (ii) the right of specific performance is an integral part of this Agreement and the Transactions and without that right, the parties hereto would not have entered into this Agreement. Each party hereto hereby further waives (y) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (z) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief.

(d)	The provisions of this Agreement expressly are intended to benefit, and shall be enforceable by, the Company as an express third party beneficiary (and may not be amended, altered or repealed without its prior written consent).

(e)	This Agreement and the obligations of the parties hereunder shall terminate automatically and immediately, and this Agreement shall become void and of no effect with no liability on the part of any party hereto, upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing; provided, that Section 2 and Section 4 shall survive any termination of this Agreement.

(f)	This Agreement, the Merger Agreement, that certain letter agreement, dated as of the date hereof, among ACP Insurance Management, LLC, Thoma Bravo Discover Fund V, L.P., and Cherry Tree HoldCo, and the other agreements and documents expressly referred to herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

August 13, 2026

(g)	This Agreement may not be amended or otherwise modified without the prior written consent of the parties hereto. A party’s waiver of any right, power or privilege hereunder, and such party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party, and unless otherwise expressly stated in such instrument, any such waiver or consent shall not be applicable or have any effect except in the specific instance in which it is given. It is agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(h)	No party may assign its rights and obligations hereunder without the prior consent of each of the other parties hereto.

(i)	The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement, so long as the economic substance of the transactions contemplated hereby would not be affected in any manner materially adverse to any party hereto. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

(j)	This Agreement does not create benefits on behalf of any other Person and is effective only as between the parties hereto and their respective successors and permitted assigns.

(k)	This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(l)	This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

CHERRY TREE BIDCO

By:	/s/A.J. Rohde
Name:	A.J. Rohde
Title:	Director

Thoma Bravo DISCOVER Fund V, L.P.

By:	Thoma Bravo Discover Partners V, L.P.
Its:	General Partner

By:	Thoma Bravo Discover UGP V, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/A.J. Rohde
Name:	A.J. Rohde
Title:	Senior Partner

Accepted and agreed as of the date first written above

ACP INSURANCE MANAGEMENT, LLC

By:	/s/ Keoni Schwartz
Name:	Keoni Schwartz
Title:	Sole Managing Member

ACP Accelerant Holdings, L.P.
By:	ACP Insurance Management, LLC
Its:	General Partner

By:	/s/ Keoni Schwartz
Name:	Keoni Schwartz
Title:	Sole Managing Member

Signature Page to Regulatory Side Letter